Exhibit 99.1

CATABASIS PHARMACEUTICALS, INC.

Severance Benefits Plan

1.                                      Establishment of Plan.  Catabasis Pharmaceuticals, Inc., a Delaware corporation, hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA.  The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan.  This Plan supersedes any and all (i) severance plans and separation policies applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination that would, under the terms of this Plan, constitute a Covered Termination and (ii) the provisions of any agreements between any Covered Employee and the Company that provide for severance benefits solely as such agreements relate to severance benefits.

2.                                      Purpose.  The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control (as defined below)) terminates under the circumstances specified herein.  The severance benefits paid under the Plan are intended to assist employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3.                                      Definitions.  For purposes of this Plan,

(a)                                 “Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or prior to the Change of Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b)                                 “Benefits Continuation” shall have the meaning set forth in Section 8(a) hereof.

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Cause” shall mean any of: (a)  your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) a good faith finding by the Board that you have (i) engaged in dishonesty, willful misconduct or gross negligence that has a material adverse effect on the Company, (ii) committed an act that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, (iii) materially breached the terms of any restrictive covenants or confidentiality agreement with the Company (and not cured the same within any cure period applicable to such covenants or confidentiality agreement), or (iv) failed or refused to comply in any material respect with the Company’s material policies or procedures and in a manner that materially injures or would reasonably be expected to materially injure the reputation, business or business relationships of the Company, provided that in the case of clause (iv) you were given written notice of such violation or failure by the Board and a period of 30 days to cure (provided that the Board reasonably determines that such violation or failure is curable).

(e)                                  “Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§1.409A-3(i)(5)(v), (vi) and (vii):  (i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or (ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or (iv) the liquidation or dissolution of the Company.

(f)                                   “Change in Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or by the Covered Employee for Good Reason, in either case within the 12 months following a Change in Control.

(g)                                  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(h)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i)                                     “Company” shall mean Catabasis Pharmaceuticals, Inc. or, following a Change in Control, any successor thereto.

(j)                                    “Covered Employees” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are (i) Executives or (ii) otherwise designated by the Board or by an authorized committee to be a Covered Employee under this Plan, who experience a Covered Termination and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof.  For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan.  An employee’s full-time, part-time or temporary status for the purpose of this Plan is determined by the Plan Administrator upon review of the employee’s status immediately before termination.  Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.

(k)                                 “Covered Termination” shall mean (i) a Non-Change in Control Termination or (ii) a Change in Control Termination.

(l)                                     “Effective Date” shall mean April 15, 2016.

(m)                             “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(n)                                 “Executive” shall mean any employee of the Company holding the title of Vice President or above.

(o)                                 “Good Reason” is defined as: (i) a material diminution in the employee’s base compensation; (ii) a material diminution in the employee’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which the employee must perform the services; or (iv) any other action or inaction that constitutes a material breach by the Company of any agreement under which the employee provides services; provided, however, that in any case the employee has not consented to the condition which would otherwise give rise to a Good Reason.  In order to establish a “Good Reason” for terminating employment, an employee must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within 90 days of the initial existence of such condition, the Company must fail to cure the condition within 30 days thereafter, and an employee’s termination of employment must occur no later than one year following the initial existence of the condition giving rise to Good Reason.

(p)                                 “Non-Change in Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or by the Covered Employee for Good Reason prior to or more than 12 months following a Change in Control.

(q)                                 “Other C-Level Officer” shall mean the Chief Financial Officer, the Chief Business Officer, the Chief Medical Officer and any other officer of the Company reporting directly to the Chief Executive Officer or otherwise designated by the Board as an Other C-Level Officer for purposes of the Plan.

(r)                                    “Part-Time Employees” shall mean employees who are not Regular Full-Time Employees and are treated as such by the Company.

(s)                                   “Participants” shall mean Covered Employees.

(t)                                    “Plan Administrator” shall have the meaning set forth in Section 15 hereof.

(u)                                 “Release” shall have the meaning set forth in Section 6 hereof.

(v)                                 “Release Effective Date” shall have the meaning set forth in Section 13(c)(i) hereof.

(w)                               “Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least 30 hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(x)                                 “Severance Pay” shall have the meaning set forth in Section 7 hereof.

(y)                                 “Severance Period” shall mean the applicable severance period determined under the chart in Section 7 hereof based on the type of Covered Termination and the title/role of the Covered Employee.

(z)                                  “Temporary Employees” are employees treated as such by the Company, whether or not in writing.

4.                                      Coverage.                                      A Covered Employee may be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination.  In order to receive severance benefits under the Plan, Covered Employees must meet the eligibility and other requirements provided below in Sections 5 and 6 of the Plan.

5.                                      Eligibility for Severance Benefits.  The following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Plan Administrator:  (a) an employee who is terminated for Cause; (b) an employee who retires, terminates employment as a result of an inability to perform his or her duties due to physical or mental disability or dies; (c) an employee who voluntarily terminates his or her employment, except in the case of a Covered Termination for Good Reason; (d) an employee who is employed for a specific period of time in accordance with the terms of a written employment agreement; and (e) an employee who promptly becomes employed by another member of the controlled group of entities of which the Company (or its successor in the Change in Control) is a member as defined in Sections 414(b) and (c) of the Code.

6.                                      Release; Timing of Severance Benefits.  Receipt of any severance benefits under the Plan requires that the Covered Employee:  (a) comply with the provisions of any applicable noncompetition, nonsolicitation, and other obligations to the Company; and (b) execute and deliver a suitable waiver and release under which the Covered Employee releases and discharges the Company and its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Employee (the “Release”) which Release becomes binding within 60 days following the Covered Employee’s termination of employment.  The Severance Pay will be paid in accordance with the terms of the Plan and the Company’s regular pay practices in effect from time to time and the Benefits Continuation will be paid in the amount and at the time premium payments are made by other participants in the Company’s health benefit plans with the same coverage. The payments shall be made or commence on the first payroll date after the Release Effective Date.

7.                                      Cash Severance.  A Covered Employee entitled to severance benefits under this Plan shall be entitled to the continuation of such employee’s monthly Base Salary for the Severance Period indicated below (“Severance Pay”), based upon his or her title/role.

Title/Role of Covered Employee	Non-Change in Control Termination Severance Period	Change in Control Termination Severance Period
Chief Executive Officer	12 months	18 months
Other C-Level Officer	12 months	12 months
Vice President	Six months	Nine months

For purposes of this Section 7 and Section 8 below, a Covered Employee’s title/role shall be such employee’s title/role immediately prior to the Covered Termination or, if such employee’s title/role was changed in connection with the Change in Control, immediately prior to the Change in Control.

8.                                      Other Severance Benefits.  In addition to the foregoing Severance Pay, the severance benefits under the Plan shall include the following benefits:

(a)                                 Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for no longer than the Covered Employee’s applicable Severance Period if the Covered Employee elects COBRA coverage, and only so long as such coverage continues in force.  Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for a new group health plan, the Company’s continued contributions toward health and dental coverage shall end when the new employment begins (“Benefits Continuation”).

(b)                                 Any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the Participant’s Covered Termination and which the Board deems granted to the Participant in its discretion pursuant to the Company’s contingent compensation program, payable at the same time as annual bonuses are paid to other employees of the Company or, if later, upon the Release Effective Date.

(c)                                  In the case of the Chief Executive Officer upon a Covered Termination, a bonus amount equal to one-half of the average annual bonus paid to the Chief Executive by the Company over the three calendar years preceding the calendar year in which such Covered Termination occurs, which bonus shall be prorated by multiplying the amount by a fraction, the numerator of which is the number of days in the calendar year in which such termination of employment occurs that have elapsed since January 1 through the date of such termination and the denominator of which is 365, payable in a lump sum on the Release Effective Date.

9.                                      Equity Awards.  In the case of a Change in Control Termination, any unvested equity awards shall become fully vested and exercisable, or free from forfeiture or repurchase, effective upon the Release Effective Date.  Except as set forth in the foregoing sentence, the treatment of a Covered Employee’s equity awards with the Company upon a Covered Termination shall be dictated by the terms of the applicable award agreements.

10.                               Recoupment.  If a Covered Employee fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator.  Payment is due in cash or by check within 10 days after the Company provides notice to a Covered Employee that it is enforcing this provision.  Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

11.                               Death.            If a Participant dies after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary has been designated, to the Participant’s estate.  For the avoidance of doubt, if a Participant dies during such Participant’s applicable Severance Period, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Participant’s Severance Period.

12.                               Withholding.  The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13.                               Section 409A.  It is expected that the payments and benefits provided under this Plan will be exempt from the application of Section 409A of the Code, and the guidance issued thereunder (“Section 409A”).  The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.  Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

Notwithstanding the foregoing, to the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)                                 Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A.  Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion.  Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)                                 Notwithstanding any other payment provision herein to the contrary, if the

Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)                                     With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)                                  To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c)                                  To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within 60 days following the date of the termination of the Covered Employee’s employment with the Company.  If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)                         To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of the Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Covered Employee’s employment with the Company.

(ii)                      To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within 60 days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the 60th day following the termination of the Covered Employee’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year.  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the first such payment shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Covered Employee’s employment with the Company.

(d)                                 The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

14.                               Section 280G.  Notwithstanding any other provision of this Plan, except as set forth in Section 14(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a)                                 The Company shall not be obligated to provide to the Covered Employee any portion of any “Contingent Compensation Payments” (as defined below) that the Covered Employee would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Covered Employee.  For purposes of this Section 14, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)                                 Notwithstanding the provisions of Section 14(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Covered Employee if the Eliminated Payments (determined without regard to this sentence) were paid to the Covered Employee (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Covered Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 14(b) shall be referred to as a “Section 14(b) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)                                  For purposes of this Section 14 the following terms shall have the following respective meanings:

(i)                                     “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)                                  “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)                                 Any payments or other benefits otherwise due to the Covered Employee following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 14(d).  Within 30 days after each date on which the Covered Employee first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Covered Employee (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 14(b) Override is applicable.  Within 30 days after delivery of such notice to the Covered Employee, the Covered Employee shall deliver a response to the Company (the “Covered Employee Response”) stating either (A) that the Covered Employee agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Covered Employee disagrees with such determination, in which case the Covered Employee shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 14(b) Override is applicable.  In the event that the Covered Employee fails to deliver a Covered Employee Response on or before the required date, the Company’s initial determination shall be final.  If the Covered Employee states in the Covered Employee Response that the Covered Employee agrees with the Company’s determination, the Company shall make the Potential Payments to the Covered Employee within three business days following delivery to the Company of the Covered Employee Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Covered Employee states in the Covered Employee Response that the Covered Employee disagree with the Company’s determination, then, for a period of 60 days following delivery of the Covered Employee Response, the Covered Employee and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Covered Employee Response, make to the Covered Employee those Potential Payments as to which there is no dispute between the Company and the Covered Employee regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.

(e)                                  The Contingent Compensation Payments to be treated as Eliminated Payments shall be determined by the Company by determining the Contingent Compensation Payment Ratio (as defined below) for each Contingent Compensation Payment and then reducing the Contingent Compensation Payments in order beginning with the Contingent Compensation Payment with the highest Contingent Compensation Payment Ratio.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio, such Contingent Compensation Payment shall be reduced based on the time of payment of such Contingent Compensation Payments with amounts having later payment dates being reduced first.  For Contingent Compensation Payments with the same Contingent Compensation Payment Ratio and the same time of payment, such Contingent Compensation Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Contingent Compensation Payment with a lower Contingent Compensation Payment Ratio.  The term “Contingent Compensation Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable Contingent Compensation Payment that must be taken into account by the Covered Employee for purposes of Section 4999(a) of the Code, and the denominator of which is the actual amount to be received by the Covered Employee in respect of the applicable Contingent Compensation Payment.  For example, in the case of an equity grant that is treated as contingent on the Change in Ownership or Control because the time at which the payment is made or the payment vests is accelerated, the denominator shall be determined by reference to the fair market value of the equity at the acceleration date, and not in accordance with the methodology for determining the value of accelerated payments set forth in Treasury Regulation Section 1.280G-1 Q/A-24(b) or (c)).

(f)                                   The provisions of this Section 14 are intended to apply to any and all payments or benefits available to the Covered Employee under this Plan or any other agreement or plan of the Company under which the Covered Employee receives Contingent Compensation Payments

15.                               Plan Administration.

(a)                                 Plan Administrator.  The Plan Administrator shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control.  The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

The Plan Administrator can be contacted at the following address:

Catabasis Pharmaceuticals, Inc.

One Kendall Square

Bldg. 1400E, Suite B14202

Cambridge, MA 02139

(b)                                 Decisions, Powers and Duties.  The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator.  The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, any employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

16.                               Indemnification.  To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.

17.                               Plan Not an Employment Contract.  The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee.  Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason.  No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any.  All rights and claims are limited as set forth in the Plan.

18.                               Severability.  In case any one or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19.                               Non-Assignability.  No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20.                               Integration with Other Pay or Benefits Requirements.  The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement.  To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.  The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

21.                               Amendment or Termination.  The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Board,  (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective until the date that is one year following such Change in Control. The Board intends to review the Plan at least annually.

22.                               Governing Law.  The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.